Exhibit 99.4

Press Release

FOR IMMEDIATE RELEASE

ZHONE ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

COMPANY REPORTS SIGNIFICANT REVENUE GROWTH FROM DIVERSE CUSTOMER BASE

OAKLAND, Calif., July 28, 2003—Zhone Technologies, Inc., the first company dedicated to developing the full spectrum of next-generation access infrastructure solutions, today announced that net sales for the quarter ended June 30, 2003 were $20.5 million, an increase of 20% from net sales of $17.1 million for the quarter ended March 31, 2003.

For the quarter ended June 30, 2003, net loss applicable to holders of common stock on a generally accepted accounting principles (GAAP) basis, was $4.7 million, compared with $6.8 million for the quarter ended March 31, 2003.

“We are pleased to report strong revenue growth this quarter,” said Mory Ejabat, Chairman and CEO. “Our diverse carrier customer base and geographic diversity continue to provide Zhone with balance and strong revenue despite a challenging climate for the telecommunications industry.”

Note: Please also refer to the Press Release “TELLIUM AND ZHONE ANNOUNCE DEFINITIVE MERGER AGREEMENT” also issued on July 28, 2003.

About Zhone Technologies, Inc. (Zhone)

Zhone’s strategy combines existing solutions with Zhone’s internally developed intellectual property to create a portfolio of scalable next-generation network products supporting a rich array of voice, data, video, and entertainment services. The company was founded by the senior management team that grew telecommunications pioneer Ascend Communications, Inc., from its startup roots to the multi-billion-dollar company acquired by Lucent Technologies (NYSE: LU) in June 1999. Zhone’s advanced networking solutions include the Single Line Multi-Service architecture (SLMS™), FlexBand™ Multi-service port, Zhone Management System (ZMS™), Broadband Access Node (BAN™), Multi-Access Line Concentrator (MALC™), AccessNode™ and Universal Edge™ 9000 products (purchased from Nortel Networks—NYSE/TSE: NT), Sechtor™ universal voice gateway, the Z-Edge™ access products, RAPTOR™ DSLAM and Multi-Access Line Concentrator (MALC™).

# # #

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,978	10,614
Accounts receivable, net of allowances for sales return and doubtful accounts of $7,576 and $7,969, respectively	12,953	14,997
Inventory	23,839	18,873
Prepaid expenses and other current assets	1,468	1,546

Total current assets	40,238	46,030
Property and equipment, net	22,773	23,512
Intangible assets, net	91,892	86,806
Restricted cash	6,513	6,313
Other assets	1,022	1,302

Total assets	$162,438	163,963

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$13,998	12,279
Line of credit	9,032	4,614
Current portion of long-term debt	3,923	4,781
Accrued and other liabilities	25,771	32,313

Total current liabilities	52,724	53,987
Long-term debt, less current portion	32,442	33,922
Other long-term liabilities	8,829	8,806

Total liabilities	93,995	96,715

Redeemable convertible series AA and B preferred stock	—	199,557

Stockholders’ equity (deficit)	68,443	(132,309)

Total liabilities and stockholders’ equity	$162,438	163,963

ZHONE TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
	(unaudited)		(unaudited)
Net revenue	$20,534	30,506	37,609	60,687
Cost of revenue	11,147	18,883	20,896	37,407

Gross profit	9,387	11,623	16,713	23,280

Operating expenses:
Research and product development	4,454	7,261	10,198	17,418
Sales and marketing	4,271	5,018	8,548	10,818
General and administrative	1,159	3,229	1,924	6,068
Restructuring charges	—	3,262	—	4,532
Stock-based compensation	653	724	(3,318)	39
Amortization and impairment of intangible assets	2,053	4,349	3,836	8,099

Total operating expenses	12,590	23,843	21,188	46,974

Operating loss	(3,203)	(12,220)	(4,475)	(23,694)
Interest expense and other income (expense), net	(552)	(1,664)	(1,085)	(4,099)

Loss before income taxes	(3,755)	(13,884)	(5,560)	(27,793)
Income tax provision	56	36	97	79

Net loss	(3,811)	(13,920)	(5,657)	(27,872)
Accretion on preferred stock	(936)	(944)	(5,889)	(1,812)

Net loss applicable to holders of common stock	$(4,747)	(14,864)	(11,546)	(29,684)

Basic and diluted net loss per share applicable to holders of common stock	$(0.32)	(1.61)	(0.81)	(3.22)
Weighted average shares outstanding used to compute basic and diluted net loss per share applicable to holders of common stock	14,710	9,253	14,259	9,218

Forward-Looking Statements

This press release contains forward-looking statements, including forward-looking statements regarding the Company’s revenues. Actual results could differ materially from those projected in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include general economic conditions, the pace of spending and timing of economic recovery in the telecommunications industry, the company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, and higher than anticipated expenses that the company may incur in future quarters. In addition, please refer to the risk factors contained in Zhone’s SEC filings, including, without limitation, Zhone’s Registration Statement on Form 10 filed with the SEC on April 30, 2003, as amended.

For more information, please visit www.zhone.com or contact:

Zhone Technologies, Inc.

Investors	Media
Christen Chesel	David Markowitz
Tel: +1 510-777-7013	Tel : +1 510-777-7020
Fax: +1 510-777-7001	Fax : +1 510-777-7001
Email: investor-relations@zhone.com	Email: dmarkowitz@zhone.com

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Copyright 2003 Zhone Technologies, Inc., All rights reserved.